Exhibit 3.1

AMENDMENT NO. 1

TO

THE SECOND AMENDED AND RESTATED BYLAWS

OF

QUEST RESOURCE HOLDING CORPORATION

(Effective as of May 15, 2020)

The Second Amended and Restated Bylaws of Quest Resource Holding Corporation (the “Corporation”) are hereby amended by adding a new Section 8.4 to Article VIII reading as follows:

Section 8.4. Acquisition of Controlling Interests. The provisions of the NRS’s Acquisition of Controlling Interest statute (NRS §§ 78.378 to 78.3793, inclusive) shall not apply to the Corporation.